Household Finance Corporation
Household Consumer Loan Corporation
Household Consumer Loan Trust 1996-1
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Original Principal Class A	638,400,000.00
Number of Class A Bonds (000's)	638,400.00
Original Principal Class B	136,244,640.00
Number of Class B Bond (000's)	136,244.64
Original Principal Certificates	25,455,360.00
Number of Certificate Bond (000's)	25,455.36

Distribution Date		2000 Totals
Days

CLASS A
Principal Distribution		40,705,449.63
Interest Distribution		9,405,925.40

CLASS B
Principal Distribution		27,409,374.51
Interest Distribution		6,698,987.39

CERTIFICATES
Principal Distribution		2,740,937.45
Interest Distribution		708,369.71